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                                                                    EXHIBIT 12.1

                            HEAFNER TIRE GROUP, INC.
     STATEMENT REGARDING: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                  (Amounts in thousands, except ratio amounts)

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
                                                              QUARTER ENDED   QUARTER ENDED
                                                              APRIL 1, 2000   MARCH 31, 1999
                                                               (UNAUDITED)     (UNAUDITED)
                                                              -------------   --------------
Consolidated pretax income (loss) from continuing
  operations................................................     $(4,063)        $(2,053)
Interest....................................................       5,829           5,112
Interest portion of rent expense............................       2,488           2,179
                                                                 -------         -------
EARNINGS....................................................       4,254           5,238
                                                                 =======         =======

Interest....................................................       5,829           5,112
Interest portion of rent expense............................       2,488           2,179
                                                                 -------         -------
FIXED CHARGES...............................................       8,317           7,291
                                                                 =======         =======

RATIO OF EARNINGS TO FIXED CHARGES..........................          --              --
                                                                 =======         =======